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                                                                    EXHIBIT 99.1


                           [PULITZER INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

                 PULITZER INC. AND THE HERALD COMPANY ANNOUNCE
          JOINT VENTURE COMBINING INTERESTS IN ST. LOUIS POST-DISPATCH

     Pulitzer to receive a 95 percent interest in results of joint venture:
                   Board authorized new stock buyback program

         ST. LOUIS, May 1, 2000 - Pulitzer Inc. (NYSE:PTZ) and The Herald Company announced today an agreement under which each will transfer its interest in the assets and operations of the St. Louis Post-Dispatch to a new joint venture to be managed by Pulitzer. Under the agreement, Pulitzer's interest in the results of the operations of the Post-Dispatch will increase from 50 percent to 95 percent.

         Michael E. Pulitzer, chairman of Pulitzer, said, "This transaction has special meaning to me, because the St. Louis Post-Dispatch was the first newspaper owned by my grandfather, Joseph Pulitzer. I am pleased that we are making this additional investment in the St. Louis community."

         Robert C. Woodworth, president and chief executive officer of Pulitzer, said, "The new joint venture arrangement is important because it aligns our responsibility for operations more closely with the results we achieve. We believe the Post-Dispatch represents a significant growth opportunity for Pulitzer. Pulitzer will be the primary beneficiary as we work to realize that potential."

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         "Acquisitions have been a major component of our growth strategies,"
Woodworth noted. "We view this transaction as part of that effort. We are expanding our ownership of a property that we know well and making a substantial investment in the St. Louis market, which we believe has great potential."

         Donald E. Newhouse, president of Advance Publications, Inc., parent of The Herald Company, said: "Our involvement with the Post-Dispatch, unlike all our other newspaper ownership, has been one of passive investment. When our partners at Pulitzer indicated their desire to create a joint venture which would more appropriately reflect their continuing operating responsibility for the paper, we agreed that these unique circumstances fully justified the new arrangement."

         On a pro forma basis, assuming the transaction occurred on January 1, 2000, it is estimated that Pulitzer's cash flow (EBITDA) would increase by approximately $29 million based on estimated 2000 results. The transaction is expected to be immediately accretive to earnings before goodwill amortization. On a GAAP accounting basis, it is expected to dilute Pulitzer's reported earnings 6 percent to 8 percent during the first 12 months, and to become earnings neutral in the fourth year.

         Under terms of the joint venture agreement, The Herald Company will receive an initial cash distribution from the joint venture of $306 million and will retain a 5 percent interest in the results of operations of the Post-Dispatch. Upon termination, which will occur no later than 2015, Pulitzer will acquire The Herald Company's remaining interest in the joint venture for a cash payment determined in accordance with the agreement.

         The initial cash distribution from the joint venture to The Herald Company will be financed by a loan to the joint venture from a group led by Prudential Capital Group, a division of Prudential Insurance Company of America. The loan will be guaranteed by Pulitzer. Pulitzer, which had approximately $400 million of cash on its balance sheet as of March 31, 2000, will remain in a strong financial position following the transaction.

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         Since 1961, the Post-Dispatch has been operating under an agency agreement between Pulitzer and The Herald Company. Under the agency agreement, Pulitzer manages the operations of the paper and the two companies evenly split the operating income or loss, as well as capital expenditures.

         The new joint venture is effective today, Monday, May 1, 2000. Under accounting rules, the transaction will be treated as a purchase, and The Herald Company's interest will be reported as a minority interest on Pulitzer's financial statements.

         Goldman, Sachs & Co. and Huntleigh Securities Corporation acted as financial advisors to Pulitzer Inc. on the transaction.

         Separately, Pulitzer announced that its Board of Directors authorized the repurchase of up to $50 million of its common stock. The new authorization is in addition to $28 million remaining under an earlier $50 million buy-back program announced in July 1999. "We continue to believe that our stock is an attractive investment," Woodworth said.

         The Company said that the shares will be repurchased at management's discretion in the open market over the next 12 to 24 months. The decision to buy back the stock will depend upon price, availability and other corporate developments, and no maximum or minimum purchase prices have been set.

         Pulitzer Inc. is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Arizona, and 12 other dailies: The Pantagraph, Bloomington, Ill.; The Daily Herald Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif,; The World, Coos Bay, Ore.; The Hanford Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Troy Daily News, Troy, Ohio; The Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; The Daily Journal, Park Hills, Mo.; and The Daily News, Rhinelander, Wisc.


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         Through its Pulitzer Technologies subsidiary, Pulitzer Inc. also engages in a variety of new media and interactive initiatives, including web sites related to the newspapers in St. Louis and Tucson and a number of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878.

         For further information, contact James V. Maloney, director of shareholder relations, Pulitzer Inc. at (314) 340-8406.



NOTE:
  The above statements include forward-looking statements which are based on current management expectations of the Company. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint), capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses. Although the Company believes that the expectations reflected in the forward-looking statement are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.



SPECIAL NOTICE:
  Pulitzer Inc. will conduct a conference call for investors to discuss this transaction beginning at 10:00 a.m. EDT today. Investors wishing to listen to the call may contact James V. Maloney, director of shareholder relations, Pulitzer Inc. at (314) 340-8406 prior to 9:30 a.m. EDT to obtain access information.